Exhibit 10.1

EXECUTION COPY

December 16, 2009

To the Holders of Lender Claims

Referred to Below

Ladies and Gentlemen:

This letter agreement (the “Agreement”) sets forth certain terms and conditions pursuant to which Citadel Broadcasting Corporation (“Citadel”) and certain of its domestic subsidiaries (together with Citadel, collectively the “Debtors”) will propose a joint chapter 11 plan of reorganization (a “Plan”) on a consensual basis with the support of the undersigned, which are lenders (the “Lenders”) party to that certain Credit Agreement dated as of June 12, 2007 (as amended, modified or otherwise supplemented from time to time, the “Credit Agreement”), among Citadel, the Lenders, JPMorgan Chase Bank, N.A., as administrative agent thereunder (in such capacity, the “Agent”), and the other parties signatory thereto.

Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Restructuring Term Sheet (as defined below).

The parties hereto hereby agree as follows:

1. Proposed Plan of Reorganization

Each of the Debtors proposes to commence voluntary, “pre-arranged” cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which Chapter 11 Cases the Debtors will seek to have jointly administered. As part of the Chapter 11 Cases, the Debtors intend to file a disclosure statement and related Plan, which will provide for, among other things, certain distributions on account of the claims of the Lenders under the Pre-Petition Senior Obligations (the “Lender Claims”).

2. Representations and Warranties of the Participating Lenders

Each Lender identified as a holder of Lender Claims on the signature pages hereto (such Lenders, the “Participating Lenders”) represents and warrants to the Debtors that, as of the date hereof:

(a) Such Participating Lender (i) either (A) is the sole beneficial owner of the principal amount of Lender Claims set forth below under its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Lender Claims set forth below under its signature and has the power and authority to bind the beneficial owner(s) of such Lender Claims to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Lender Claims and to dispose of, exchange, assign and transfer such Lender Claims. For the purposes of this Agreement, “Participating Lenders” shall not include (A) a holder of Lender Claims signatory hereto in its capacity or to the extent of its holdings as a broker, dealer or market maker of Lender Claims or any other claim against or security in the Debtors or (B) any subsidiary or affiliate of a holder of Lender Claims signatory hereto (x) over which the holder of Lender Claims does not have corporate authority or control or (y) whose credit decisions, including credit decisions to be bound by agreements such as this Agreement, under the internal policies or rules of such subsidiary or holder, are not subject to control by such holder.

(b) Such Participating Lender has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Lender Claims that are subject to this Agreement that are inconsistent with the representations and warranties of such Participating Lender herein or would render such Participating Lender otherwise unable to comply with this Agreement and perform its obligations hereunder.

(c) Such Participating Lender (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended).

3. Support for a Qualified Plan

Subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, and except as Citadel may expressly release the Participating Lenders in writing from any of the following obligations, each Participating Lender shall and shall cause each of its affiliates, subsidiaries, managed funds, representatives, agents and employees set forth on the signature page attached hereto for such Participating Lender (in each case, except to the extent such affiliates, subsidiaries, managed funds, representatives, agents and employees would be excluded from the definition of “Participating Lender” under the last sentence of clause (a) of Section 2 above) to: (a) (i) (A) vote its Lender Claims to accept any Plan proposed by the Debtors incorporating the terms and conditions set forth on the term sheet annexed hereto as Exhibit 1 (which term sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 9 hereof, the “Restructuring Term Sheet”)), which Plan shall be consistent in all material respects with this Agreement and the Restructuring Term Sheet and contain no other provisions materially adverse to the Lenders

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except as the Agent and the Requisite Participating Lenders may expressly consent in writing (a “Qualified Plan”) and (B) deliver its duly executed and completed ballot accepting such Qualified Plan on a timely basis following commencement of the solicitation of acceptances of such Qualified Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn) provided that such vote may be revoked or withdrawn immediately upon occurrence of a Support Termination Event, (b) support, and take all reasonable actions necessary or reasonably requested by the Debtors to facilitate, the solicitation, confirmation and consummation of a Qualified Plan and the transactions contemplated thereby, provided that no Participating Lender shall be obligated to incur material out of pocket expenses pursuant to this paragraph 3, (c) not object to, or vote any of its Lender Claims to reject, a Qualified Plan, support directly or indirectly any such objection or otherwise take any action or commence any proceeding to oppose or to seek any modification of a Qualified Plan, the related disclosure statement (which disclosure statement shall be in form and substance reasonably satisfactory to the Debtors and consistent in all material respects with this Agreement and the Restructuring Term Sheet (the “Disclosure Statement”)) or any other reorganization documents filed by any of the Debtors in connection with the Chapter 11 Cases and the confirmation of a Qualified Plan, (d) not directly or indirectly seek, solicit, support, encourage, vote its Lender Claims for, consent to, encourage, or participate in any discussions regarding or the negotiation or formulation of (i) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring for any of the Debtors (each, an “Alternative Proposal”) other than a Qualified Plan or (ii) any other action that is inconsistent with, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of, a Qualified Plan, and (e) support the release provisions in favor of the Debtors and its agents, including their respective officers, directors and employees, as reflected in the Restructuring Term Sheet.

Each Participating Lender agrees to permit disclosure in the Disclosure Statement and any filings by the Debtors with the Securities and Exchange Commission and any other regulatory agency to which the Debtors may be subject of the contents of this Agreement, including, but not limited to, the aggregate Lender Claims held by all Participating Lenders; provided that (i) the Debtors shall provide a draft of such disclosure to the Agent (on behalf of the Participating Lenders) and a reasonable amount of time to review such draft prior to such disclosure being made and (ii) the Debtors shall not disclose the amount of any individual Lender Claim, except as otherwise required by applicable law.

4. Transfer of Lender Claims

Each Participating Lender agrees that so long as this Agreement has not been terminated in accordance with its terms it shall not directly or indirectly (a) grant any proxies to any person in connection with its Lender Claims to vote on the Plan, or (b) sell, pledge, hypothecate or otherwise transfer or dispose of, or grant, issue or sell any option, right to acquire, voting, participation or other interest in (“Transfer”) any Lender Claims, except, in each case, (i) in accordance with the terms of the Credit Agreement and the Restructuring Term Sheet and (ii) to a party that agrees in writing to be subject to the terms and conditions of this Agreement as a “Participating Lender”, which writing shall be in form and substance reasonably satisfactory to the Agent and the Debtors.1 Each

[1]	See attached joinder.

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Participating Lender agrees to notify the Debtors and the Agent of any Transfer of its Lender Claims and to provide the Debtors and the Agent with a signed agreement of the transferee agreeing to be subject to the terms and conditions of this Agreement before such Transfer becomes effective. Any Transfer of any Lender Claim that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Lender from acquiring additional Lender Claims or any other interests in any Debtors; provided, however, that any such additional Lender Claims or other interests in such Debtor shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

5. The Debtors’ Covenants

As long as a Support Termination Event has not occurred, or has occurred but has been duly waived in accordance with the terms hereof, the Debtors shall, to the extent not inconsistent with the fiduciary obligations of any of the Debtors or any of their respective subsidiaries, use their commercially reasonable efforts to:

(a) file the Disclosure Statement and prosecute its approval by the Bankruptcy Court within the time frame set forth herein;

(b) obtain from the Bankruptcy Court an order confirming a Qualified Plan (the “Confirmation Order”) within the time frame set forth herein, which Confirmation Order shall be in form and substance reasonably satisfactory to the Agent and the Debtors and consistent in all material respects with this Agreement and the Restructuring Term Sheet; and

(c) effectuate and consummate a Qualified Plan within the timeframe set forth herein.

6. Termination of Obligations

(a) This Agreement shall terminate and, except as otherwise provided herein, all obligations of the parties hereto shall immediately terminate and be of no further force and effect as follows (each, a “Support Termination Event”),

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(i) upon termination of this Agreement by the mutual written consent of Citadel and Participating Lenders holding more than 75% in amount of the Lender Claims bound under this Agreement (the “Requisite Participating Lenders”);

(ii) on the date that is five (5) business days following the occurrence of any of the events listed below, unless any such Support Termination Event is waived by the Requisite Participating Lenders within such five (5) business day period:

(A) the Chapter 11 Cases shall not have been filed by December 21, 2009 (or such later date as may be agreed by Citadel and the Requisite Participating Lenders);

(B) a Qualified Plan and the Disclosure Statement shall not have been filed within 45 days after the filing date of the Chapter 11 Cases (the “Petition Date”) (or such later date as may be agreed by Citadel and the Requisite Participating Lenders);

(C) an order, in form and substance reasonably satisfactory to the Agent, shall not have been entered approving the adequacy of the Disclosure Statement within 90 days after the Petition Date (or such later date as may be agreed by Citadel and the Requisite Participating Lenders);

(D) the Confirmation Order shall not have been entered within 180 days after the Petition Date (or such later date as may be agreed by Citadel and the Requisite Participating Lenders);

(E) a Qualified Plan shall not have been consummated within 300 days after the Petition Date (or such later date as may be agreed by Citadel and the Requisite Participating Lenders);

(F) the Debtors shall have (1) materially breached the Debtors’ covenants set forth in Section 5 above, (2) publicly announced their intention not to pursue a Qualified Plan, or (3) proposed, accepted or filed a motion with the Bankruptcy Court seeking approval of an Alternative Proposal;

(G) (1) an examiner with expanded powers or a trustee shall have been appointed in any of the Chapter 11 Cases, or (2) any of the Chapter 11 Cases shall have been converted to cases under Chapter 7;

(H) the Chapter 11 Case of any Debtor that is an obligor or guarantor under the Credit Agreement shall have been dismissed;

(I) the Bankruptcy Court shall not have entered the Interim Cash Collateral Order within 7 days after the Petition Date, or the Final Cash Collateral Order within 75 days after the date of entry of the Interim Cash Collateral Order;

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(J) there shall have occurred a force majeure event (to be defined as a significant global disruption in the financial markets caused by outbreak of war, terrorism, or other incidents, but not changes in the financial, banking or capital markets generally);

(K) any court (including the Bankruptcy Court) shall declare, in a final, non-appealable order, this Agreement or a material part thereof to be unenforceable; or

(L) the entry of an order by the Bankruptcy Court invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the Lender Claims or liens securing them.

(iii) upon delivery of written notice of termination to the Agent by Citadel following any material breach, in the aggregate, of the Participating Lenders’ representations, warranties, covenants or agreements set forth in this Agreement if such breach would have a material adverse effect on Citadel’s ability to obtain confirmation of, and achieve consummation of, a Qualified Plan.

(b) Upon occurrence of a Support Termination Event, this Agreement shall forthwith become void and of no further force or effect, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any party hereto; provided, however, that in no event shall any such termination relieve a party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (ii) obligations under this Agreement which by their terms expressly survive any such termination; and provided, further that, notwithstanding anything to the contrary herein, any Support Termination Event may be waived in accordance with the procedures established by Section 9 hereof, in which case the Support Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the parties hereto shall be restored, subject to any modification set forth in such waiver. Upon termination of this Agreement, any and all votes delivered by a Participating Lender prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Debtors.

7. Specific Performance

It is understood and agreed by the parties that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a remedy of any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching party may be entitled, at law or in equity.

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8. Prior Negotiations

This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and among the Debtors and the Lenders (and their respective advisors), with respect to the subject matter hereof.

9. Amendments

No amendment, modification, waiver or other supplement of the terms of this Agreement or the Restructuring Term Sheet shall be valid unless such amendment, modification, waiver or other supplement is in writing and has been signed by the Debtors, the Agent and the Requisite Participating Lenders; provided, however, that the written consent of the Agent and each Participating Lender shall be required for any amendment, modification, waiver or other supplement of this Agreement that amends or modifies in any way this Section 9 or the definition of Requisite Participating Lenders as used in this Agreement; provided, further that no amendment, waiver, modification or other supplement of this Agreement or the Restructuring Term Sheet may impose less favorable treatment of any Participating Lender’s Lender Claims or its rights and obligations hereunder and under the Restructuring Term Sheet compared to those of the Participating Lenders generally, without such Participating Lender’s express written consent.

For the purposes hereof, immaterial changes to the Restructuring Term Sheet shall not constitute a modification or amendment thereof or of this Agreement and may be made upon agreement by the Debtors and the Agent.

10. Independent Analysis

Each Participating Lender hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

11. Governing Law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York, upon the commencement of the Chapter 11 Cases, each of the parties hereto hereby agrees that, if the petitions have been filed and the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

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12. Effective Date

Upon delivery of its duly executed counterpart signature page, each Participating Lender shall be bound to the terms of this Agreement, and this Agreement shall become effective upon the Debtors giving notice to the Agent and such Participating Lender of effectiveness (the date on which such notice is provided, the “Effective Date”); provided, that if, as of the commencement of the Chapter 11 Cases, the Debtors have not received signature pages to this Agreement from Lenders holding more than 50% of the aggregate principal amount of the Pre-Petition Senior Obligations, this Agreement shall become null and void.

Upon the Effective Date, the Restructuring Term Sheet shall be deemed effective for the purposes of this Agreement and thereafter the terms and conditions therein may only be amended, modified, waived or otherwise supplemented as set forth in Section 10 above.

13. Third-Party Beneficiary

This Agreement is intended for the benefit of the parties hereto and no other person shall have any rights hereunder.

14. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

15. Headings

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

16. Acknowledgment

This Agreement is not and shall not be deemed to be a solicitation of consents to the Plan. The acceptance of the Lenders will not be solicited until the Lenders have received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

17. Settlement Discussions

This Agreement and the Restructuring Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement or to enforce a Cash Collateral Order.

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18. No Waiver of Participation and Preservation of Rights

Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Lenders to protect and preserve its rights, remedies and interests, including, but not limited to, its claims against any of the Debtors or other parties, any liens or security interests it may have in any assets of any of the Debtors or other parties, or its full participation in the Chapter 11 Cases. Without limiting the foregoing sentence in any way, after a Support Termination Event, the parties hereto each fully reserve any and all of their respective rights, remedies and interests, subject to Section 6(b) in the case of any claim for breach of this Agreement, arising prior to termination.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

CITADEL BROADCASTING CORPORATION

By:
Name:
Title:

[OTHER DEBTORS]

By:
Name:
Title:

AGREED BY EACH OF THE FOLLOWING LENDERS

JPMORGAN CHASE BANK, N.A.,

on behalf of its Special Credits group and its position in the Lender Claims

Claims under the Credit Agreement:        $

Authorized Signatory:

By:
Name:
Title:

[OTHER PARTICIPATING LENDERS]

Claims under the Credit Agreement:        $

Authorized Signatory:

By:
Name:
Title:

JOINDER

This Joinder to the Plan Support Agreement, dated as of December 16, 2009, by and among Citadel Broadcasting Corporation and certain of its domestic subsidiaries and the Participating Lenders signatory thereto (the “Agreement), is executed and delivered by [                    ] (the “Joining Party”) as of [            ], 20[    ]. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Participating Lender” and a party for all purposes under the Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Lender Claims held by the Joining Party upon consummation of the Transfer, the Joining Party hereby makes the representations and warranties of the Participating Lenders set forth in the Agreement to each other party to the Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts off law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS

INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Entity Name of Joining Party

Authorized Signatory:

By:
Name:
Title:

ANNEX I

Plan Support Agreement

EXHIBIT 1

CITADEL BROADCASTING CORPORATION

PLAN TERM SHEET

DECEMBER 16, 2009

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL FINANCIAL RESTRUCTURING AND ANY DEFINITIVE AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE ACCEPTABLE TO THE COMPANY, THE AGENT AND THE PARTICIPATING LENDERS (EACH AS DEFINED BELOW). THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY.

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) for the existing debt and other obligations of Citadel Broadcasting Corporation (“Citadel” or the “Company”) and each subsidiary of Citadel which files on or about the date hereof (the “Petition Date”) a case under chapter 11 (“Chapter 11 Case(s)”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to pursue a pre-negotiated chapter 11 plan of reorganization containing the terms set forth herein (“Plan”) to be supported by the Agent and the Participating Lenders (each as defined in the Plan Support Agreement to which this Term Sheet is attached (“Plan Support Agreement”).

Transaction Overview

Debtors:	Citadel and its subsidiaries identified in the footnote below (collectively, “Debtors”).[1]

Creditors:

•        Senior Secured Claims: of the (i) approximately $2,010,680,710 in unpaid principal, plus accrued interest and fees[2], arising under or in connection with that certain Credit Agreement, dated as of June 12, 2007, among Citadel, the Agent, the lenders from time to time party thereto, and the other agents party thereto (as amended, restated, supplemented or otherwise modified from time to time) (the “Pre-Petition Credit Facility”), (which includes $136,000,000 in principal amount outstanding under the Revolving Credit Facility (which amount does not include the Letters of Credit); $2,927,541 in letters of credit (the “Letters of Credit”); $527,156,222 in principal amount outstanding under the Tranche A Term Loan; $1,347,524,488 in principal amount outstanding under the Tranche B Term Loan); and (ii) claims arising upon termination of (a) the Interest Rate Swap Transaction Agreement between JPMorgan Chase Bank, N.A. and Citadel Broadcasting Corporation, dated June 27, 2007 and (b) the ISDA 2002 Master Agreement between JPMorgan Chase Bank, N.A. and Citadel, dated June 26, 2007, in the notional amount of $970.0 million (the “Pre-Petition Hedges”; together with the Pre-Petition Credit Facility, the “Pre-Petition Senior Obligations” (it being understood that all Pre-Petition Hedges between Citadel and any signatory (or any affiliate of a signatory) to the Plan Support

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The Debtors will include the following entities: Alphabet Acquisition Corp.; Atlanta Radio, LLC; Aviation I, LLC; Chicago FM Radio Assets, LLC; Chicago License, LLC; Chicago Radio Assets, LLC; Chicago Radio Holding, LLC; Chicago Radio, LLC; Citadel Broadcasting Company; Citadel Broadcasting Corporation; DC Radio Assets, LLC; DC Radio, LLC; Detroit Radio, LLC; International Radio, Inc.; KLOS Radio, LLC; KLOS Syndications Assets, LLC; KLOS-FM Radio Assets, LLC; LA License, LLC; LA Radio, LLC; Minneapolis Radio Assets, LLC; Minneapolis Radio, LLC; Network License, LLC; NY License, LLC; NY Radio Assets, LLC; NY Radio, LLC; Oklahoma Radio Partners, LLC; Radio Assets, LLC; Radio License Holding I, LLC; Radio License Holding II, LLC; Radio License Holding III, LLC; Radio License Holding IV, LLC; Radio License Holding V, LLC; Radio License Holding VI, LLC; Radio License Holding VII, LLC; Radio License Holding VIII, LLC; Radio License Holding IX, LLC; Radio License Holding X, LLC; Radio License Holding XI, LLC; Radio License Holding XII, LLC; Radio Networks, LLC; Radio Today Entertainment, Inc.; Radio Watermark, Inc.; San Francisco Radio Assets, LLC; San Francisco Radio, LLC; SF License, LLC; WBAP-KSCS Acquisition Partner, LLC; WBAP-KSCS Assets, LLC; WBAP-KSCS Radio Acquisition, LLC; WBAP-KSCS Radio Group, Ltd.; and WPLJ Radio, LLC.

[2]	Note: Due to the fact that the amount of accrued interest and fees changes on a daily basis, exact figures for these items are not provided herein.

Agreement shall be terminated promptly following the Petition Date)) (which termination claims were estimated as of November 18, 2009 to be approximately $90,000,000)[3], approximately $1,100,000,000[4] shall be deemed, pursuant to section 506(a) of the Bankruptcy Code and solely for purposes of, and in the context of, the expeditious confirmation of the Plan, to be the amount supported by the value of the collateral securing such obligations, which value shall be allocated pro rata across all such obligations (the “Senior Secured Obligations”). Each holder of Senior Secured Obligations is referred to herein as a “Secured Lender.”

•        Unsecured Claims: all remaining pre-petition claims – (approximately $1,000,000,000[5] of Pre-Petition Senior Obligations; 8% Convertible Subordinated Notes due February 15, 2011 ($47,835,000); 1.875% Convertible Subordinated Notes due February 15, 2011 ($475,000); claims under leases and executory contracts that are rejected in the Chapter 11 Cases; and outstanding trade and other obligations related to the day to day operations of the Company (“Ordinary Course Obligations”), to the extent such Ordinary Course Obligations are not otherwise satisfied pursuant to an order of the Bankruptcy Court, including, without limitation, any appropriate “first-day” order.

Transaction Summary:	It is expected that, pursuant to the Plan, Citadel will directly or indirectly transfer all of its assets to one or more entities, the stock of which, after the Effective Date, will be controlled by the Lenders (“Reorganized Citadel”), or another structure agreeable to the Agent and the Requisite Participating Lenders; provided that the entity issuing stock under the Plan shall be a C corporation for U.S. income tax purposes.

[3]	Note: An exact amount cannot be determined until the swap is terminated and the termination calculation is prepared.
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Note: This number is an estimate for illustrative purposes only and shall be adjusted to conform to the valuation being prepared by the Debtors’ financial advisor, which valuation shall ultimately be included in the Debtors’ Disclosure Statement.

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Note: This number is an estimate for illustrative purposes only and shall be adjusted to conform to the valuation being prepared by the Debtors’ financial advisor, which valuation shall ultimately be included in the Debtors’ Disclosure Statement.

The Senior Secured Obligations will be exchanged on a pro rata[6] basis for (i) a new senior secured term loan to Reorganized Citadel in the initial principal amount of $762.5 million and having the other terms and subject to the conditions precedent specified in Annex A hereto (the “New Term Loan”), and (ii) a combination of shares of Class A Common Stock in Reorganized Citadel, par value $.001 per share, and limited-voting Class B Common Stock in Reorganized Citadel, par value $.001 per share, which shall have the limited voting rights and other material terms set forth in Annex B hereto (the Class A Common Stock and Class B Common Stock, collectively, the “New Common Stock”) and/or warrants (“Special Warrants”) to purchase shares (“Warrant Shares”) of Class B Common Stock, which New Common Stock (inclusive of such Warrant Shares) will constitute, in the aggregate, 90% of the New Common Stock of Reorganized Citadel issued on the Effective Date (together with the Special Warrants corresponding to such Warrant Shares, the “Secured Claim Equity Distribution”), with the remaining 10% of the New Common Stock (also inclusive of Warrant Shares) issued on the Effective Date to be allocated to the holders of unsecured claims (together with the Special Warrants corresponding to such Warrant Shares, the “Unsecured Claim Equity Distribution”; together with the Secured Claim Equity Distribution, the “Equity Distribution”), in each case subject to (x) the allocation mechanism described on Annex I hereto and (y) dilution for the Equity Incentive Program described herein.

The “Special Warrants” shall have the material terms and conditions specified in Annex C hereto.

The Debtors’ use of cash collateral pursuant to Section 363 of the Bankruptcy Code shall be under the condition that such use shall be consistent with (i) a 13-week rolling cash flow projection acceptable to the Agent in consultation with the Participating Lenders (the “Forecast”), (ii) with a budget based on the Forecast acceptable to the Agent in consultation with the Participating Lenders, and (iii) with an interim cash collateral order (the “Interim Cash Collateral Order”) and a final cash collateral order (the “Final Cash Collateral Order”; together with the Interim Cash Collateral Order, the “Cash Collateral Order”) (a) providing for customary replacement liens and for adequate protection payments in the form of (I) current cash

[6]	As used herein “pro rata” is the ratio of the principal amount of any holder’s claim to the aggregate principal amount of all claims in such class.

payment of interest on the Pre-Petition Senior Obligations at the non-default rate applicable to the Tranche B Term Loan (for the avoidance of doubt, the Facility Fee shall not be paid during the chapter 11 cases) and of the reasonable fees and costs of legal and financial advisors to the Agent under the Pre-Petition Credit Facility and (II) payments to the Agent and the Lenders of all funds on deposit in the Excess Cash Account under the Pre-Petition Credit Facility, and (b) otherwise in form and substance acceptable to the Agent in consultation with the Participating Lenders.

Classification and Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority Claims:	On or as soon as practicable after the Plan has been consummated (the “Effective Date”), each holder of an administrative, priority tax or other priority claim shall be paid in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Senior Secured Claims:

On or as soon as practicable after the Effective Date, in full satisfaction of and in exchange for the Senior Secured Obligations, each holder of Senior Secured Obligations shall receive its pro rata share of the New Term Loan and the Secured Claim Equity Distribution; provided that for any Secured Lender to receive New Common Stock, it must deliver to the Debtors and the Agent a completed FCC worksheet by a date certain to be specified by the Agent (but no earlier than the deadline fixed by the Bankruptcy Court for creditors to vote to accept or reject the Plan and no later than 30 days before the anticipated Effective Date of the Plan); provided that individual holders of Senior Secured Claims may transfer their Secured Claim Equity Distributions to affiliates, subsidiaries and/or trusts for tax, compliance or internal policy reasons.

The definitive documents for the New Term Loan shall also provide for the maintenance of the Letters of Credit on a fully cash collateralized basis, as well as participating interests therein and reimbursement obligations in respect thereof.

All reasonable expenses, compensation and other such amounts owing to the Agent in respect of the Pre-Petition Credit Facility (including all reasonable fees and expenses of outside professionals) shall be paid in a timely fashion under the Cash Collateral Order and, to the extent accrued but unpaid as of the Effective Date, shall be paid in full by the Company, in cash, on the Effective Date.

Notwithstanding the foregoing, nothing shall prevent holders of Senior Secured Obligations from transferring as between themselves some or all of their respective shares of the Secured Equity Claims Distributions or New Term Loan obligations or the rights to receive such securities or indebtedness.

Other Secured Claims:	To the extent that any other secured claims exist, on or as soon as practicable after the Effective Date, all such secured claims of the Debtors allowed as of the Effective Date, if not previously, shall be satisfied by either (i) payment in full in cash, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Unsecured Claims:	On or as soon as reasonably practicable after the Effective Date, each holder of Unsecured Claims will receive at its option, subject to the Cash Cap as hereinafter defined, (x) its pro rata share of New Common Stock or Special Warrants exercisable for Warrant Shares, with such New Common Stock and Warrant Shares constituting 10% of the New Common Stock of Reorganized Citadel issued on the Effective Date, subject to the allocation mechanism described on Annex I hereto and dilution for the Equity Incentive Program described herein; provided that for any holder of an Unsecured Claim to receive New Common Stock, it must deliver to the Debtors and the Agent a completed FCC Worksheet by a date certain to be specified by the Agent (but no earlier than the deadline fixed by the Bankruptcy Court for creditors to vote to accept or reject the Plan and no later than 30 days before the anticipated Effective Date of the Plan); or (y) cash in an amount equal to 5% of the allowed amount of its Unsecured Claim, provided that the aggregate amount of cash distributed pursuant to this clause (y) shall not exceed $2,000,000 the (“Cash Cap”) and such cash shall be distributed among electing holders in inverse order of the respective dollar amounts of their allowed claims (i.e., first to the smallest in dollar amount of any such claim and last to the largest in dollar amount of any such claim); provided, further, that once the Cash Cap is exhausted, any electing holders that did not receive cash shall be treated like all non-electing holders and receive their pro rata share of the Unsecured Claims Equity Distribution pursuant to clause (x) above. If the holders of Convertible Subordinated Notes vote to accept the Plan and do not object to, or otherwise oppose, confirmation of the Plan, the Agent and the Lenders will not enforce their contractual rights to compel Debtors to turn the distribution to such holders over to the Agent for pro rata distribution to the Lenders.

Intercompany Claims:	All intercompany claims will be paid, adjusted, reinstated or discharged to the extent reasonably determined to be appropriate by the Company, subject to the consent of the Agent and the Requisite Participating Lenders.

Section 510(b) Claims:	Any holder of a claim against any of the Debtors that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution under the Plan and such section 510(b) claims shall be extinguished.

Equity Interests:	On the Effective Date, all equity interests in the Debtors, including common stock, preferred stock and any options, warrants or rights to acquire any equity interests, shall be cancelled and extinguished and the holders thereof shall not receive a distribution on account of such equity interests under the Plan.

Other Principal Plan Terms

Executory Contracts and Unexpired Leases:	The Company intends to reject those executory contracts and unexpired leases identified on Annex D hereto, on or soon after the Petition Date. All talent and affiliate contracts not otherwise rejected on the Petition Date shall be honored in the ordinary course of business. Executory contracts and unexpired leases not otherwise addressed on the Petition Date (or otherwise rejected postpetition), including affiliate and talent contracts not otherwise rejected during the course of the Chapter 11 Cases, shall be assumed at the time of confirmation of the Plan.

Management Agreements:	The Agent, on behalf of, but subject to approval of, the Requisite Participating Lenders, will negotiate in good faith new agreements with the members of the current management team, with the form of all such agreements to be included in the Plan Supplement (to be filed at least 10 days before the hearing on confirmation of the Plan) and acceptable to the Agent. No change-in-control provisions under existing employment agreements shall be honored in respect of the transfer of control to the Lenders under the Plan, without express written consent of the Agent, which shall only be given with the approval of the Requisite Participating Lenders.

Equity Incentive Programs for Directors and Management:	On or promptly after the Effective Date, no less than 7.5% and no more than 10.0% of the New Common Stock (on a fully diluted basis) shall be reserved for issuance as options in connection with the reorganized Debtors’ management equity incentive program and/or director equity incentive program (each, an “Equity Incentive Program”). Three-quarters of such options shall have a per share exercise price equal to the fair market value of a share of New Common Stock on the Effective Date (which is expected to be equal to the Plan Share Value (as defined below)), and shall vest ratably over a three-year period;

the remaining quarter shall have a strike price set by the New Board (as hereinafter defined) at a significant premium to such Effective Date value, and shall vest over a three year period. The other material terms of each Equity Incentive Program may be negotiated with the Agent and the Requisite Participating Lenders prior to filing the Plan Supplement (and included therein) or may be left to the discretion of the New Board.

As used herein “Plan Share Value” means the value of Reorganized Citadel as prepared by the Debtors’ financial advisor and included in the Debtors’ Disclosure Statement minus the aggregate principal amount of the New Term Loans, with such difference being divided by the total number of shares of New Common Stock.

Director and Officer Liability Policy:

As of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtors as of the Petition Date (the “D&O Liability Insurance Policies”) in full force) pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

To the extent, if any, the Company plans to extend existing insurance coverage or purchase new insurance coverage covering the Company, Reorganized Citadel, the Estates, and the Company’s current and former officers and directors from claims and causes of action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance shall be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Agent to be reasonable under the circumstances or as specified and ordered by the Bankruptcy Court in the Confirmation Order.

Board of Directors:

Reorganized Citadel shall have a seven-person board of directors (the “New Board”), which shall consist of six independent directors recommended by the Requisite Participating Lenders and Reorganized Citadel’s Chairman & Chief Executive Officer. The Agent shall retain a nationally recognized executive search firm (at the expense of the Debtors) to assist in the identification of qualified candidates.[7] Current directors will be included among the candidates to be considered for the New Board.

No individual person or entity receiving an Equity Distribution under the Plan shall have the right to appoint any director to the New Board.

All directors of the New Board shall meet the criteria set forth in the NYSE or Nasdaq, as applicable, listing requirements and FCC requirements.

Charter; Bylaws:	The charter and bylaws of each of the Debtors shall have been restated in a manner reasonably satisfactory to the Agent and the Requisite Participating Lenders and consistent with section 1123(a)(6) of the Bankruptcy Code.

Company as a Public Reporting Company:

For certain purposes, including requiring Reorganized Citadel to become a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan shall require Reorganized Citadel as promptly as practicable following the Effective Date to file with the SEC a registration statement on Form 10 under the Exchange Act registering its Class A Common Stock under the Exchange Act (the “Form 10”), and Reorganized Citadel shall use reasonable best efforts to have such registration statement declared effective by the SEC as promptly as reasonably practicable.

The Plan shall provide for Reorganized Citadel to use its reasonable best efforts to obtain a listing for the Class A Common Stock on NYSE or Nasdaq as soon as reasonably practicable following the effectiveness of the Form 10 (e.g., after listing requirements are satisfied).

FCC Matters:	The Company shall file with the FCC as soon as practicable the requisite applications seeking FCC consent to the transfer of control of the subsidiaries of the Company that hold FCC

[7]	This retention will be effectuated pre-petition and a retainer provided to the search firm before the filing.

licenses (“FCC Applications”). After such filing is made, any person who thereafter acquires Senior Secured Claims or Unsecured Claims may be treated, in the judgment of the Company, as an alien owner for purposes of the distribution of equity under the Plan, in which case such person shall be classified in Group 2 (as defined in Annex I hereto). In addition, the Company may, subject to the consent of the Agent, in consultation with the Participating Lenders but otherwise in its sole discretion, request the Bankruptcy Court to implement restrictions on trading of claims that might adversely affect the FCC approval process. The Company shall diligently prosecute the FCC Applications seeking the FCC approval and shall promptly provide such additional documents or information requested or needed by the FCC in connection with its review of the FCC Applications. In the event that Citadel and the Agent determine that the FCC approval process of the transfer of control to the Lenders is causing unwanted delay in consummation of the Plan, they shall, subject to the consent of the Requisite Participating Lenders, promptly establish and pursue diligently approval of, an interim voting trust to hold the New Common Stock, of which the trustees shall be the persons currently serving on Citadel’s existing Board of Directors.

Cancellation of Notes, Instruments, Certificates and Other Documents:	On the Effective Date, all notes, instruments, certificates, and other documents evidencing debt to, or equity interests in, the Company shall be cancelled and obligations of the Company thereunder shall be discharged.

Vesting of Assets:	On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all operating assets of the Company’s estates shall vest in Reorganized Citadel free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

Compromise and Settlement:	The Plan shall contain customary provisions for the compromise and settlement of claims stating that, notwithstanding anything in the Plan to the contrary, the allowance, classification and treatment of allowed claims and equity interests and their respective distributions take into account and conform to the relative priority and rights of such claims and interests.

Releases:

The Plan will contain language substantially to the effect of the following:

“Released Party” means each of: (a) the Secured Lenders; (b) the Agent, (c), such entities’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, shareholders employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals; and (d) the Debtors’ and the Reorganized Debtors’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals.

Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties and the Debtors’ former officers and directors are deemed released and discharged by the Debtors, the Reorganized Debtors, and their estates from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, their estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the Debtors’ restructuring, the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of claims and interests before or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party or a former officer or director of the Debtors that constitutes willful misconduct (including fraud) or gross negligence.[8]

[8]	Capitalized terms used but not otherwise defined shall have the meanings commonly associated with such terms in chapter 11 plans of reorganization.

Releases by Holders of Claims and Interests. As of the Effective Date, each holder of a claim or an interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of claims and interests before or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Confirmation Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation:

The Plan will contain language substantially to the effect of the following:

“Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) the Secured Lenders; (c) the Agent; and (d) with respect to each of the foregoing entities in clauses (a) through (c), such entities’

subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, shareholders employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals.

Exculpation. Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, cause of action, or liability for any claim, except for gross negligence or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

Discharge of Debtors:	Except as otherwise provided and effective as of the Effective Date: (i) the rights afforded in the Plan and the treatment of all claims and interests shall be in exchange for and in complete satisfaction, discharge, and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property, or estates; (ii) the Plan shall bind all holders of claims and interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (iii) all claims and interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the reorganized Debtors, their successors and assigns, and their assets and properties any other claims or interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

Injunction:	From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest, or remedy released or to be released pursuant to the Plan or the Confirmation Order.

Definitive Documents and Due Diligence:	This Term Sheet is indicative, and any final agreement shall be subject to definitive agreements, pleadings, court submissions, offering memoranda and other documents (“Definitive Documents”), which Definitive Documents shall be substantially consistent with the terms of this Term Sheet and the Plan Support Agreement and otherwise in form and substance acceptable to the Agent and the Requisite Participating Lenders (as defined in the Plan Support Agreement) in their sole discretion, except as otherwise provided herein. The Definitive Documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet and otherwise acceptable to the Agent and the Requisite Participating Lenders, except as otherwise provided herein.

Tax Structure:	The Company shall consult with the Agent and the Requisite Participating Lenders on tax issues and matters of tax structure relating to the Restructuring, and such matters shall be consistent herewith and otherwise reasonably satisfactory to the Agent and the Requisite Participating Lenders.

Avoidance Actions:	Reorganized Citadel shall retain all rights to commence and pursue any causes of action that are expressly preserved and not released under the Plan.

Retention of Jurisdiction:	The Plan shall provide for a broad retention of jurisdiction by the Bankruptcy Court including for (a) resolution of Claims, (b) allowance of compensation and expenses for pre-Effective Date services, (c) resolution of motions, adversary proceedings, or other contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements, (e) entering and implementing such orders as are necessary or appropriate to sell, dispose of, liquidate or abandon any assets or properties of the FCC trust, to the extent applicable and subject to the provisions of the New Term Loan documentation and (f) other purposes.

Resolution of Disputed Claims:	The Plan shall provide customary terms for the resolution of disputed claims and any reserves therefor.

Annex I to Exhibit 1

Mechanics of Allocation of New Common Stock and

Special Warrants on the Effective Date

The allocation of New Common Stock and Special Warrants among the Secured Lenders and holders of Unsecured Claims on the Effective Date shall be based on the results of the following exercise:

1. First, the Secured Claim Equity Distribution shall be deemed made pro rata among the holders of Senior Secured Obligations and the Unsecured Claim Equity Distribution shall be deemed made pro rata among the holders of Unsecured Claims; provided that each Equity Distribution shall be deemed to have been made initially in the form of Special Warrants.

2. Second, all deemed holders of Special Warrants that (i) have timely provided an FCC Worksheet, and (ii) have provided therewith certification to the Debtors and the Agent that their respective alien ownership, as calculated in accordance with FCC rules, is at or below 20% (“Group 1”) shall be deemed to have exercised their Special Warrants to the fullest extent possible for the corresponding number of shares of Class B Common Stock; provided that any holder who has not requested in writing at least 30 days prior to the Effective Date to receive Class B Common Stock (the “Class B Election Notice”) shall be further deemed to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, and provided, further, that, for any holder that would be entitled to shares constituting more than 4.99% of the outstanding Class A Common Stock, the number of shares exchanged by such holder shall be limited so that such holder receives shares of Class A Common Stock constituting no more than 4.99% of the outstanding Class A Common Stock. The alien ownership certification requirement may result in a non-pro rata distribution of New Common Stock.

3. Third, the aggregate alien ownership percentage of New Common Stock after such deemed exercises shall be determined by the Debtors and the Agent. To the extent such percentage is less than 20%, all holders of Special Warrants not in Group 1 (“Group 2”) who timely provided an FCC Worksheet (“Eligible Group 2 Holders”) shall be deemed to exercise their Special Warrants, pro rata among all such Eligible Group 2 Holders, to receive Class B Common Stock, up to the number of shares that causes the aggregate alien ownership percentage of New Common Stock to equal 20%; provided that any holder who has not timely provided a Class B Election Notice shall be further deemed to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, and provided, further, that, for any holder that would be entitled to shares constituting more than 4.99% of the outstanding Class A Common Stock, the number of shares exchanged by such holder shall be limited so that such holder receives shares of Class A Common Stock constituting no more than 4.99% of the outstanding Class A Common Stock. Each member of Group 2 shall provide to Citadel and the Agent such information as requested by Citadel or the Agent in order to evaluate alien ownership.

4. Steps 2 and 3 shall be repeated until the number of shares being issued becomes de minimis in the judgment of Citadel and the Agent. Notwithstanding anything to the contrary herein, a creditor may, by written notice to the Company and the Agent at least 30 days prior to the Effective Date, receive its Equity Distribution entirely in the form of Special Warrants and shall not be deemed to have exercised any Special Warrants. Any such notice shall be binding upon any transferee of the claims held by such creditor.

5. The distribution of Class A Common Stock, Class B Common Stock and Special Warrants that results from the foregoing steps shall be the distribution made on and as of the Effective Date.

6. Nothing in the above shall permit any holder to acquire more than 4.99% of the outstanding Class A Common Stock nor shall cause Reorganized Citadel to exceed an aggregate alien ownership percentage of 20% in either the Class A Common Stock or in the New Common Stock. Any distribution in contravention of the preceding sentence shall be adjusted to the minimum extent necessary to comply with these limitations; such adjustments shall be pro rata among Eligible Group 2 Holders to the extent legally permissible. In determining whether any holder would hold more than 4.99% of the outstanding Class A Common Stock, such holder will be attributed with any stock held by another holder under common management or that otherwise would be aggregated under the FCC’s ownership attribution rules.

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ANNEX A

REORGANIZED CITADEL BROADCASTING CORPORATION

SENIOR TERM FACILITY

Summary of Terms and Conditions

This Term Sheet sets forth the principal terms and conditions for the $762.5 million Senior Credit Agreement (the “Senior Credit Agreement”) to be executed and delivered by reorganized Citadel Broadcasting Corporation (the “Borrower”) on the effective date of the Borrower’s Plan of Reorganization (the “Plan”) expected to be confirmed by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in the Chapter 11 cases of the Borrower and certain of its subsidiaries as contemplated by the Plan term sheet to which this Term Sheet is attached (as amended or otherwise modified in accordance with its terms, the “Plan Term Sheet”). The Senior Credit Agreement will govern the $762.5 million senior secured term loan facility (the “Facility”) and the treatment of existing letters of credit under the Pre-Petition Credit Agreement (as defined below). The loans made pursuant to the Facility shall be issued to the holders of Senior Secured Obligations (as defined in the Plan Term Sheet) (the “Lenders”) pursuant to the Plan. This Term Sheet is subject to ongoing review, is not binding on any party, and has been prepared for discussion purposes only to facilitate preparation of definitive documentation. A draft of the Senior Credit Agreement shall be filed with the Bankruptcy Court in connection with the solicitation of acceptances to, and confirmation of, the Plan, and the Senior Credit Agreement will be approved by the Bankruptcy Court as part of confirmation of the Plan.

1.	PARTIES

	Borrower:	Reorganized Citadel Broadcasting Corporation

	New Senior Credit Agreement:	Senior Credit Agreement governing (a) $762.5 million of term loans (the “Loans”) to be issued on the effective date of the Plan to all holders of Senior Secured Obligations under the Plan (consisting of (i) the lenders (the “Pre-Petition Lenders”) under the Credit Agreement, dated as of June 12, 2007 (as amended prior to the filing of the Chapter 11 cases, the “Pre-Petition Credit Agreement”), among the Borrower, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) the swap counterparties the claims of which are secured on a pari passu basis with the claims arising under the Pre-Petition Credit Agreement), in each case as set forth in the Plan Term Sheet and (b) the treatment of Existing Letters of Credit (as defined below) and participating interests therein and reimbursement obligations in respect thereof.

	Guarantors:	Each of the Borrower’s direct and indirect, existing and future, subsidiaries (excluding foreign subsidiaries) (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

	Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

Term Sheet – Senior Term Facility

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

	Collateral Agent:	JPMorgan Chase Bank (in such capacity, the “Collateral Agent”).

2.	THE FACILITY

A 5 year term loan facility in the amount of $762,500,000. The Loans shall be repayable in equal quarterly installments of 0.25% of the initial aggregate amount of the Loans beginning on the last day of the first full calendar quarter completed after the Closing Date, with the balance being payable in full at the fifth anniversary of the Closing Date.

In addition, letters of credit issued under the Pre-Petition Credit Agreement outstanding on the Closing Date (“Existing Letters of Credit”) and participating interests therein and reimbursement obligations in respect thereof shall be continued pursuant the Senior Credit Agreement, with JPMorgan Chase Bank serving as issuing lender with respect thereto (in such capacity, the “Issuing Lender”); provided that the Borrower shall provide cash collateral in an amount equal to 105% of the obligations in respect of such Existing Letters of Credit (the “Cash Collateral”). Drawings under any Existing Letter of Credit shall be reimbursed by the Borrower on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m. (New York City time)). In the event that the Borrower does not so reimburse the Issuing Lender, the Issuing Lender shall have the right to exercise any and all rights it may have with respect the Cash Collateral. In case of any shortfall, or to the extent that any obligations shall remain outstanding in respect of such Existing Letters of Credit, the Lenders under the Revolving Credit Facility (as such term is defined under the Pre-Petition Credit Agreement) shall be irrevocably and unconditionally obligated to fund participations in reimbursement obligations on a pro rata basis.

3.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments:	Loans may be prepaid by the Borrower in minimum amounts to be agreed upon, subject to a prepayment premium of 5% applicable to any prepayments prior to the first anniversary of the Closing Date and a prepayment premium of 2% applicable to any prepayment on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date. Optional prepayments of the Loans shall be applied to the installments thereof in the order selected by the Borrower. Optional prepayments of the Loans may not be reborrowed.

Term Sheet – Senior Term Facility

2

	Mandatory Prepayments:	The following amounts shall be applied to prepay the Loans:

(a) 50% of the net proceeds of any sale or issuance of equity and 100% of the net proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its subsidiaries (subject to exceptions to be agreed).

(b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other exceptions to be agreed upon (including capacity for reinvestment (subject to limitations on reinvestment period and aggregate reinvestment amount to be agreed upon)).

(c) 75% of excess cash flow (to be defined) for each fiscal year of the Borrower (commencing with the 2010 fiscal year), provided, that no such prepayment shall be required if the aggregate amount of cash on hand for the Borrower is less than $50 million.

Mandatory prepayments of the Loans shall be applied to scheduled installments thereof in inverse order of maturity. Mandatory prepayments of the Loans may not be reborrowed.

4.	COLLATERAL

	Collateral:	The obligations of each Loan Party in respect of the Facility and any swap agreements and cash management arrangements provided by any Lender thereunder (or any affiliate of a Lender thereunder) on or after the Closing Date shall be secured by a perfected first priority security interest (subject to certain permitted liens) in substantially all of its tangible and intangible assets (including, without limitation, cash, intellectual property, real property and all of the capital stock of each direct and indirect domestic subsidiary of the Borrower (and 65% of the capital stock of first tier foreign subsidiaries), except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby (the “Collateral”); provided that any swap agreement or cash management arrangement provided to the Borrower by any Lender or any affiliate of a Lender in the ordinary course on or after the Closing Date may (to the extent required by the provider of the swap agreement or cash management arrangement, as applicable) have super-priority over the Facility, in that the proceeds of the Collateral shall be first applied to discharge all obligations under any such swap

Term Sheet – Senior Term Facility

3

agreement or cash management arrangement. Except as otherwise agreed to by the Administrative Agent, each such security interest shall be supported by customary lien searches, title insurance, surveys and similar customary documentation.

5.	CERTAIN CONDITIONS

The availability of the Facility shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Senior Credit Documentation”) with respect to the Facility (including, without limitation, the material adverse change and litigation representations), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) the satisfaction of the conditions set forth in Annex II (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

As used herein and in the Senior Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Senior Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

6.	CERTAIN DOCUMENTATION MATTERS

The Senior Credit Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to the Borrower and its subsidiaries) customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

	Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Senior Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; Regulation H; and delivery of certain documents.

	Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of taxes and other

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obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; account control agreements; further assurances (including, without limitation, with respect to security interests in after-acquired property); and, at the Company’s option, in consultation with the Administrative Agent, obtaining interest rate protection.

Financial Covenants:	Minimum interest coverage ratio and maximum leverage ratio, with a cushion of 30% to the Borrower’s model provided prior to the execution of the Plan Support Agreement (as defined in the Plan Term Sheet), with a breakdown on a quarterly basis reasonably acceptable to the Administrative Agent for the first year following the Closing Date and a cushion of 25% for each year thereafter.

Negative Covenants:

Limitations on: indebtedness (including guarantee obligations) (with baskets to be agreed); liens (with basket to be agreed regarding cash collateralization of letters of credit); mergers, consolidations, liquidations and dissolutions; sales of assets (with appropriate baskets); dividends and other payments in respect of capital stock; capital expenditures; acquisitions, investments, loans and advances (with baskets to be agreed on each of the foregoing); payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements (except as otherwise expressly permitted in the Affirmative Covenants above); negative pledge clauses and clauses restricting subsidiary distributions; limitations on the management of stations by third parties and the provision or sale of substantially all of the stations’ programming or advertising by third parties; limitations on the transfer or assignment of FCC licenses to third parties, except as would not reasonably be expected to have a material adverse effect (with an exception for those stations held in trust on the filing date of the Chapter 11 cases of the Borrower); and changes in lines of business.

The negative covenants shall include appropriate exceptions to permit (a) asset swaps, provided that no cash consideration is given by the Borrower or its subsidiaries for the asset swap and the asset swap does not increase, on a pro forma basis after giving effect to such asset swap, the consolidated total leverage ratio of the Borrower (“Permitted Asset Swaps”); (b) the acquisition of assets with the net proceeds of permitted asset sales (subject to a time period and aggregate cap on such reinvestment purchases to be agreed); and (c) other acquisitions or asset swaps which are not Permitted Asset Swaps, provided

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that (i) the aggregate amount of acquisitions and asset swaps under this clause (c) shall not exceed an amount equal to (x) $40,000,000 plus (y) 25% of excess cash flow for each fiscal year of the Borrower (commencing with the 2010 fiscal year) ended since the Closing Date, (ii) the aggregate amount of cash and cash equivalents of the Borrower, after giving pro forma effect to the acquisition or asset swap, shall not be less than $25,000,000, (iii) the consolidated total leverage ratio of the Borrower, after giving pro forma effect to the acquisition or asset swap, shall be at least 0.50x lower than required under the then applicable level under the “Financial Covenants” and (iv) the acquisition or asset swap shall be subject to other customary requirements to be agreed upon.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of security interest; a change of control (the definition of which is to be agreed upon) or loss, termination or amendment of any FCC license that would reasonably be expected to have a material adverse effect.

Voting:	Amendments and waivers with respect to the Senior Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s reimbursement or funding obligations (if any) and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing and (b) the Administrative Agent, unless a Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be

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$1,000,000, unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Senior Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the arrangement of the Facility and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (including the reasonable documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Senior Credit Documentation or any restructuring or workout of the Senior Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

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Annex I to Annex A

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Eurodollar Rate for a one-month interest period plus 1%. Notwithstanding the foregoing, the minimum ABR shall be 4.0%.

“Applicable Margin” means (a) 7.00% in the case of ABR Loans and (b) 8.00% in the case of Eurodollar Loans.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page. Notwithstanding the foregoing, the minimum Eurodollar Rate (before giving effect to any adjustment for reserve requirements) shall be 3.0%.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex II to Annex A

The availability of the Facility, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in Exhibit A.

(a) Each Loan Party shall have executed and delivered satisfactory Senior Credit Documentation.

(b) The Bankruptcy Court shall have entered an order confirming the Plan, which order shall (i) confirm a plan of reorganization that is consistent in all material respects with the Plan Term Sheet, (ii) authorize the Facility and (iii) be in full force and effect and shall not have been revised or modified and shall not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari, and the period for appealing the confirmation order shall have elapsed. The effective date of the Plan shall have occurred and all conditions precedent to the effectiveness of the Plan shall have been achieved (or shall concurrently be achieved).

(c) The Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.

(d) All government and third party approvals necessary in connection with the Senior Credit Agreement and the continuing operations of the Borrower shall have been obtained on satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Borrower, the Senior Credit Agreement or any of the other transactions contemplated hereby. Borrower shall not be in violation of the Communications Act of 1934, or any FCC rule or regulation, such that a violation of which could reasonably be expected to have a material adverse effect on the Borrower.

(e) The Lenders shall have received (i) as soon as available to management, audited consolidated financial statements of the Borrower for the most recent fiscal year, (ii) as soon as available to management, unaudited consolidated financial statements of the Borrower for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above, and (iii) as soon as available to management, monthly financial data generated by the Borrower’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter referred to in clause (ii) above.

(f) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the effectiveness of the Plan and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, consistent in all material respects with information previously provided by the Borrower.

(g) The pro forma ratio of Adjusted EBITDA less capital expenditures for the LTM Period (as defined below) to projected cash interest expense for the 12-month period commencing on the Closing Date shall be no less than 1.5 to 1.0. As used herein, “Adjusted EBITDA” means EBITDA of the Borrower for the 12-month period ended on the date of the most recent available quarterly financial statements (the “LTM Period”), subject to such adjustments as the Administrative Agent reasonably determines reflect the pro forma financial condition of the Borrower.

(h) The Lenders shall have received reasonably satisfactory projections through the end of 2014.

(i) All actions necessary (including obtaining lien searches) to establish that the Collateral Agent will have a perfected first priority security interest in the collateral under the Facility shall have been taken, and, in connection with any real estate collateral, the Collateral Agent shall have received satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.

(j) The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower and (ii) from such special counsel (including FCC counsel and local counsel) as may be required by the Administrative Agent), certificates, documents and other instruments as are customary for transactions of this type or as it may reasonably request.

(k) The Borrower shall have used commercially reasonable efforts to obtain a corporate family rating and a rating for the Facility from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”).

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ANNEX B

TERMS OF CLASS B COMMON STOCK

Issuance	As provided at Annex I of the Plan Term Sheet.

Conversion	Limited Voting Common Stock shall be convertible into Voting Common Stock at the written request of the holder thereof, provided that no Limited Voting Common Stock holder will be permitted to convert Limited Voting Common Stock to the extent that such conversion would result in such holder holding more than 4.99% of the Class A Common Stock outstanding following such conversion unless (i) prior to such conversion the holder has provided assurance satisfactory in form and substance to Reorganized Citadel that such holder does not have an attributable interest in another entity that would cause Reorganized Citadel to violate applicable FCC rules and regulations, (ii) prior to such conversion the holder has obtained any necessary approvals from the FCC or the DOJ, if any, and (iii) such conversion would not result in violations of the Communications Act of 1934, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or rules or regulations promulgated under either Act.

Voting Rights

Class B Common Stock (the “Limited Voting Common Stock”) shall have the same economic rights as the Class A Common Stock. Holders of Limited Voting Common Stock shall have no right to vote any Limited Voting Common Stock beneficially owned or held of record by such holder with respect to any matters submitted to a vote of the stockholders of the Company other than as expressly provided below and in no event shall any holder of Limited Voting Common Stock be entitled to vote any Limited Voting Common Stock beneficially owned or held of record by it with respect to any matters with respect to the board of directors. For the avoidance of doubt, holders of Limited Voting Common Stock shall not have a separate class vote on any matter submitted to a vote of the stockholders of the Company, except that holders of Limited Voting Common Stock shall be entitled to a separate class vote on any amendment or modification that adversely affects any rights or privileges of the Limited Voting Common Stock and either (a) does not adversely affect the Voting Common Stock or (b) disproportionately affects the Limited Voting Common Stock as compared to the Voting Common Stock.

Except as otherwise provided, no holder of Limited Voting Common Stock shall be entitled to vote any Limited Voting Common Stock beneficially owned by such holder with respect to any matters submitted to a vote of the stockholders. Notwithstanding the foregoing, if and only if any of the following actions are submitted to a vote of the stockholders, holders of Limited Voting Common Stock shall only be entitled to vote on the same basis as holders of Voting Common Stock:

(i)      the retention or dismissal of outside auditors;

(ii)     any distributions to stockholders;

(iii)    material asset sales, recapitalization, merger, business combination, consolidation, exchange or other similar reorganization involving the Company or any of its subsidiaries, including a Drag-Along Transaction;

(iv)    the adoption of any new or amended certificate of incorporation of the Company or any of its subsidiaries, other than any amendment that is ministerial in nature;

(v)     other than in connection with a management equity plan or similar plan, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Company or any of its subsidiaries; and

(vi)    the liquidation of the Company or any of its subsidiaries.

Listing	The Limited Voting Common Stock shall not be listed on a securities exchange.

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ANNEX C

TERMS OF WARRANTS

Exercise Price Per Warrant:	$0.001

Expiration:	Twentieth anniversary of issuance.

Exercise Date:	Exercisable, in whole or from time to time in part, at any time after Effective Date, by any holder of Warrants (“Warrant Holder”) provided that each exercising holder shall provide such certifications and other information as Reorganized Citadel may request (but no greater disclosure shall be required than in the FCC Worksheet) to ascertain the impact of such exercise on its alien ownership and Reorganized Citadel may decline to honor a requested exercise if it has a reasonable basis to believe, based on the most recent information available to it, that the exercise would cause more than 20% of its New Common Stock in the aggregate to be owned, directly or indirectly, by alien owners; provided that Reorganized Citadel shall not be required to monitor the alien ownership among its stockholders more often than required by federal communications law.

Anti-Dilution Provisions:	The number of shares of Class B Common Stock issuable upon exercise of Warrants shall be subject to customary adjustment upon the occurrence of common stock splits and reverse common stock splits.

Voting Rights:	None.

Registration Rights:	None.

Distributions:

Distributions and purchases of outstanding equity securities will be made out of available cash flow as approved by the Board of Directors of Reorganized Citadel (the “Board”) in its sole discretion.

Any distributions on, or tender offers for, Class A Common Stock, Class B Common Stock, or Warrants shall be made on a pro rata basis to all holders of Class A Common Stock (“Class A Common Stock Holders”), Class B Common Stock (“Class B Common Stock Holders”) and, subject to compliance with applicable FCC rules and regulations and to the extent consistent with non-attributable status, Warrant Holders based upon their respective ownership of Class B Common Stock on an as-exercised basis.

All distributions shall be paid to Warrant Holders, Class A Common Stock Holders and Class B Common Stock Holders concurrently, provided that no such distribution shall be made to Warrant Holders, Class A Common Stock Holders and Class B Common Stock Holders if (x) an FCC ruling prohibits such distribution to Warrant Holders, or (y) Reorganized Citadel’s FCC’s counsel opines that such distribution is reasonably likely to cause (i) the Company to violate any applicable FCC rules or regulations or (ii) any such Warrant Holder to be deemed to hold an attributable interest in the Company.

Change of Control:	Except as provided in the next sentence, upon a Change of Control or a Merger or a Consolidation, each Warrant will be exercisable solely into the right to receive the kind and amount of consideration to which such holder would have been entitled as a result of such Change of Control or Merger or Consolidation had the Warrant been exercised immediately prior thereto. In the event of a Change of Control or a Merger or a Consolidation in which the only consideration payable to holders of Class B Common Stock is cash, each Warrant shall be entitled to receive solely the cash consideration to which such holder would have been entitled as a result of such Change of Control or Merger or Consolidation, less the Exercise Price, had the Warrant been exercised immediately prior thereto.

Listing:	The Warrants shall not be listed on a securities exchange.

Transferability:	Warrants are freely transferable, provided that if any change in federal law shall impose limitations on the transferability of Warrants, a transfer shall be permitted to the extent that such limitations have been satisfied.

Successors:	Subject to the requirements set forth above under “Transferability,” all the covenants and provisions of the Warrant agreement by or for the benefit of the Company or the Warrant agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

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